EXHIBIT 10.28

September 2, 2020

Eric Leef

Dear Eric:
I am very pleased to confirm our offer of employment with The Hertz Corporation (the “Company” or “Hertz”) in the position of Senior Vice President, Human Resources and Chief Human Resources Officer. This position will report directly to Paul Stone, Chief Executive Officer, and will be based out of the Estero, FL headquarters.

Your base salary will be $16,346 paid on a bi-weekly basis, which equates to an annualized salary of $425,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.

You will be eligible to participate in the incentive programs which are approved by the Compensation Committee and further approval by the Bankruptcy Court as long as the Company remains within the Bankruptcy setting. Your annual incentive participation provides for a target award in 2020 of 60% of your base salary. Your participation in of this plan will be provided to you upon approval of future plans, and determination of actual payout is subject to the terms of the plan. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will receive a one-time, cash sign-on bonus in the gross amount of $100,000 less applicable taxes payable within 30 days of employment. Should you voluntarily end your employment or be terminated for cause within twelve months of your start date you will be required to pay back 100% of this award. Should you voluntarily end your employment or be terminated for cause between twelve and twenty-four months of your start date you will be required to pay back 50% of this award.

Your eligibility to participate in future equity awards will be determined by the Compensation Committee of the Board after the Company emerges from Bankruptcy.

You will be eligible for a company-provided vehicle for your personal and professional use. The service vehicle policy will be reviewed with you and guidelines for choosing your vehicle will be provided upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify or rescind such policy at any time and for any reason.

The Hertz Corporation | 8501 Williams Road | Estero, FL 33928

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You will be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy.

You are eligible for relocation assistance in the net value of $100,000 to be paid as a lump sum as soon as possible following your employment date. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position, you will be required to reimburse the Company for 100% of the amount of the expenditures regarding your relocation if you leave in the first year and 50% if you leave in the second year. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Execution of this agreement will be required prior to receiving any relocation reimbursement. In order to be eligible for relocation benefits you must use a real estate agent that is affiliated with our relocation vendor.

Hertz provides you the opportunity to participate in a comprehensive employee benefits program. This benefits program currently offers you numerous coverage options for:

    Medical        Accidental Death and Dismemberment
    Dental        Long Term Disability
    Vision        Dependent Care Flexible Spending Account
    Life Insurance        Health Care Flexible Spending Account
    Dependent Life Insurance

You choose when you want coverage to begin:

    Standard benefits coverage begins the first day of the month following sixty (60) consecutive days of employment.

    Day One Coverage begins on day one – your date of hire. If you choose to elect Day One Coverage, you can enroll in medical, dental, and vision coverage and you’ll pay 100% of the premiums until the Hertz premium subsidy starts on the first day of the month following 60 days of employment.

You may review additional information regarding your benefits by going to http://hertzbenefits.com.

Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401k Plan) on the first day of the month following 60 days of employment. You’re always 100% vested in the contributions you make to the 401k Plan, and any related investment earnings. Contributions and benefits under the 401k Plan are determined in accordance with the terms of the 401k Plan, and Hertz retains the right and sole discretion to amend, modify or rescind the 401k Plan at any time and for any reason.

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It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i)    You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii)    You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)    You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)    During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v)    You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vi)    You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii)    You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determines that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii)    You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this Agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representations and warranties will survive and will continue in full force and effect following the commencement of your employment with the

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Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and hold harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representations and warranties.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, you will be paid severance in accordance with the severance policy applicable to your level.

Payment of any such severance shall be contingent upon the execution of a General Release, including non-competition and non-disclosure provisions, in a form prescribed by Hertz.

All payments and benefits described in this letter shall be subject to applicable tax withholdings and other standard payroll deductions.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

We are pleased you are considering joining Hertz and look forward to the opportunity to work with you.

Very truly yours,

Mark Guthrie
Senior Vice President and Interim Chief Human Resources Officer

ACCEPTANCE

I, Eric Leef, as of the date first written above, have read and understand, and, having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to, the terms and conditions of employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non- Competition Agreement.

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By:	/s/ ERIC LEEF
Name:	Eric Leef
September 2, 2020

cc: Paul Stone

EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Employee Confidentiality and Non-Competition Agreement (the "Agreement") made as of September 2, 2020 by and between Hertz Global Holdings, Inc., The Hertz Corporation, a
Delaware corporation, with offices at 8501 Williams Road, Estero, Florida (hereinafter "Hertz" or "the Company"), duly acting under authority of its officers and directors on the one hand, and Eric Leef, (the "Employee"), on the other hand.
RECITALS

The Company desires to enter into or continue an employer-employee relationship with the Employee, as applicable, and the Employee desires to enter into or continue an employer-employee Relationship with the Company, as applicable, on and to be bound by the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the compensation and other benefits of the Employee's employment and continued employment with the Company, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition of employment or continued employment by the Company, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    RELATIONSHIP: AT WILL EMPLOYMENT

The Company hereby agrees to employ or continue to employee, as applicable, the Employee as Senior Vice President Total Rewards. The Employee specifically acknowledges that his employment with the Company is and will be "at will" and that, consequently, either the Employee or the Company may terminate the employer-employee relationship at any time, for any reason or for no reason at all, subject to the continuing obligations of the Employee as set forth in Section 3 of this Agreement.

2.    DUTIES

The Employee shall serve as Senior Vice President Human Resources , and will, honestly and to the best of his ability perform the duties of Senior Vice President Human Resources. The Employee's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions within the Company.
3.    CONFIDENTIALITY UNFAIR COMPETITION

(a)    The Employee recognizes and acknowledges that the business of the Company is highly competitive and that during the course of his relationship with the Company she will have access to significant proprietary and confidential information belonging to the Company. The Employee therefore covenants and agrees, for the duration of this Agreement and at all times following its termination, she will not use or disclose (other than in furtherance of Company's business interests during the term of this Agreement and as authorized by the Company) any confidential proprietary information of the Company, including, but not limited to, customer and supplier lists, customer or prospect information, pricing information, business plans, business development plans or other strategic plans or information, sales and marketing information, patents, patent rights, inventions, trademark or trade name rights, copyrights and other intellectual property rights, techniques, know-how and trade secret information, plans or information regarding the Company's future products and services and other business and financial information of or relating to the Company or its customers. The Employee shall retain all such information in trust for the sole benefit of the Company. The Employee agrees that the Company has expended considerable time, effort and expense in assembling and maintaining such information and that such information constitutes both (i) trade secret and/or confidential and proprietary information of the Company and (ii) part of the Company's goodwill.
(b)    During the term of this Agreement and Employee's employment by the Company, and for a period of one year after the termination of Employee's employment with the Company, whether said termination was voluntary or involuntary, except as provided in section 3(h), the Employee shall not, without the prior written consent of the Company, directly or indirectly, whether as a principal, agent, officer, director, partner, employee, consultant, independent contractor or in any other capacity whatsoever, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services or assistance to, or own, share in the earnings of, or invest in the stocks, bonds or other securities of any business, firm, corporation or institution that is directly or indirectly in competition with the Company. An individual or entity will be presumed to be in competition with the Company if the individual or entity markets, sells, produces, renders or distributes the same or similar types or kinds of products and/or services as those marketed, sold, produced, rendered or distributed or which were in research and development by the Company at any point during the term of this Agreement. The foregoing restriction will not preclude the Employee from owning up to 1% of the stock of a publicly traded company or from engaging in competitive business activities which do not otherwise violate the terms and conditions of subsection (a) or subsection (c) of this Agreement.
For purposes of this Agreement the phrase "competition with the Company" and

"competitor" shall be defined as: (1) the Avis Budget Group, Enterprise, Vanguard, Advantage, Payless, ZipCar, Sixt, Courier Car Rentals, Edge Care Rentals, Midway Fleet Leasing, (2) any company or entity engaged in the business of car sharing or car rental; (3) any company or entity that markets, sells, produces, renders or distributes the same or similar types or kinds of products and/or services as Company, including but not limited to car rental, leasing and/or sharing and (4) any successors of the aforementioned.

(c)    During the term of this Agreement, and for a period of one year following the termination of the Employee's employment with the Company, whether said termination was voluntary or involuntary, the Employee shall not, as a principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity other than the Company, directly or indirectly:

(i)    Solicit or attempt to solicit any competitive business as described above from any customer or prospective customer of the Company whom the Employee came to know, came to service, or came to learn the identity of during course of the Employee's relationship with the
Company;

(ii)    Solicit or induce or attempt to solicit or induce any person who is employed by the Company to leave the Company; or
(iii)    Aid assist or counsel any other person, firm, corporation, entity or the like to do any of the above.
(d)    All written materials, records and documents made by the Employee or coming into the Employee's possession during the term of this Agreement concerning the business or affairs of the Company, together with all intellectual and industrial property rights attached thereto, shall be the sole property of the Company; and, upon termination of the Employee's employment and/or this Agreement or at the request of the Company at any time, the Employee shall promptly deliver all such materials and information in his possession or control to the Company.
(e)    In view of the services which the Employee will perform for the Company, which services are special, unique and extraordinary in character and which will place the Employee in a position of confidence and trust with customers of the Company and will provide the Employee with access to confidential and proprietary financial information, trade secrets, "know-how" and other confidential and proprietary information of the Company, the Employee expressly acknowledges that the restrictive covenants set forth in this Section 3 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement of such restrictive covenants will not prevent the Employee from earning a livelihood or impose any undue burden on the Employee or his family. The Employee further acknowledges that the remedy at law for any breach or threatened breach of this Section 3 by him, if such breach or threatened breach is held by the Court to exist, will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the remedies available at law. In addition, in the event a Court determines that there has been a breach or threatened breach or repudiation of Section 3 of this Agreement by the Employee, the Employee agrees that, in addition to injunctive relief and monetary damages, the Company shall be entitled to recover from the Employee its reasonable attorneys' fees and costs in obtaining any restraining order, preliminary or permanent injunction or any monetary judgment against the Employee.
(f)    If any portion of the provisions of this Section 3 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the Court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of the Company as permitted by law, and, as so modified, said provision shall then be enforceable.
(g)    The period of time during which the provisions of this Section 3 shall apply shall be extended by the length of time during which the Employee is deemed to be in breach of any of the terms of this Section 3.
(h)    Notwithstanding the foregoing, in the event Employee is involuntarily laid off from the position such that eligibility for severance per Hertz Procedure 2-30 or any other applicable severance plan is triggered, the competitive restrictions of this agreement shall not apply.

4.     WAIVER OF JURY TRIAL. The Employee EXPRESSLY waives a trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by the Company against the Employee for injunctive relief or for specific performance of any obligation set forth in this Agreement.

5.    MISCELLANEOUS.

(a)    Governing Law. Forum Selection and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflict of laws principals thereof. The Employee and the Company hereby agree that any action initiated by or on behalf of either party seeking to interpret or enforce the terms of this Agreement shall only be brought in either the Circuit Court of the Twentieth Judicial Circuit, Lee County, Florida or the United States District Court for the Middle District of Florida. The parties consent to the exclusive jurisdiction and venue of said Courts and waive any challenge to personal jurisdiction.
(b)    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
(c)    Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings oral or written between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.
(d)    Amendment. This Agreement may not be cancelled, changed, modified or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in written instrument signed by the Company and the Employee. A provision of this Agreement may be waived only by written instrument signed by the party against whom or which enforcement of such waiver is sought.

(e)    Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
(f)    Notice. All notices, requests, demands or other communications to the Company and/or the Employee under or relating to this Agreement shall be in writing to the address listed on the first page of this Agreement or the Employee's address of record with the Employer, respectively. Notice shall be duly given if in writing and delivered by hand or mailed by first class, registered mail, return-receipt requested, with postage and registry fees pre-paid.
(g)    No Prior Non-Compete or Employment Agreement. The Employee represents and warrants that she is not presently subject to any non-compete, restrictive covenant or like agreement that will preclude him from employment with the Company or in any away limit him in performing any obligations under this Agreement. The Employee agrees and acknowledges that if she is subject to any such non-compete, restrictive covenant or other agreement, the Company will have no obligation to perform its duties under this Agreement or to continue employment.
(h)    Interpretation and Construction. The parties agree that this Agreement shall be construed in favor of providing all reasonable protection to the legitimate business interests of the Company. The parties further agree that, in interpreting and enforcing this Agreement, the court shall not employ any rule of contract construction that requires the court to construe narrowly against the drafter of the Agreement and shall consider the Agreement as if each party participated equally in its preparation.
(i)    Survival. The Employee's obligations as set forth in Section 3 represent independent covenants by which the Employee is and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this Agreement.
(j)    The Employee acknowledges that she has read this Agreement, that she was given sufficient time and opportunity to review it and to consult an attorney regarding its terms and conditions, and that the Company has recommended to the Employee that she consult an attorney prior to execution of this Agreement. The Employee further acknowledges that, pursuant to Section 1, this Agreement does not alter the Employee's status as an employee-at-will or in any way limit the Company's right to terminate the employment relationship at any time. The Employee further acknowledges and agrees that the restrictions on competition set forth in this Agreement are reasonable and necessary for the protection of the Company and that agreement to and fulfillment of same are a material condition of employment or, as applicable, continued employment, with the Company.
IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

THE EMPLOYEE

By:	/s/ ERIC LEEF
Name:	Eric Leef
Dated:	September 2, 2020

THE HERTZ CORPORATION

By: _________________________________

Title: _______________________________

Dated:

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